Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results for 2017

CHESTERFIELD, MO, November 10, 2017 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2017.

Reliv reported net sales of $9.1 million for the third quarter of 2017 compared with net sales of $10.8 million in the third quarter of 2016. Net sales in the United States decreased to $7.1 million in the third quarter of 2017 compared to $8.6 million in the prior-year quarter. Net sales in Reliv’s foreign markets decreased 9.8 percent in the third quarter of 2017 compared with the prior-year third quarter. An increase of 32.8 percent in net sales in Asia in the third quarter of 2017 was offset by a decline of 23.6 percent in net sales in Europe, along with decreases in other regions.

Reliv reported a net loss for the third quarter of 2017 of $319,000 (loss per diluted share of $0.17) compared to net income of $134,000 (income per diluted share of $0.07) in the third quarter of 2016. The loss from operations for the third quarter of 2017 was $334,000 compared to income from operations of $34,000 in the same period in 2016. The impact to operations from the decrease in third quarter 2017 net sales was partially offset by a reduction in selling, general and administrative (“SGA”) expenses. SGA expenses decreased to $4.3 million in the third quarter of 2017 compared to $4.7 million in the third quarter of 2016.

Net sales for the first nine months of 2017 were $31.9 million, which represents an 8.7 percent decrease from the same period in 2016. Net sales in the United States decreased by 8.8 percent and net sales in Reliv’s foreign markets decreased by 8.1 percent in the first nine months of 2017 compared with the same period of last year. When the impact of foreign currency fluctuation is removed, net sales in Reliv’s foreign markets decreased by 2.6 percent during the first nine months of 2017 as the result of a stronger U.S. dollar on a year-to-date basis in 2017 in most of our markets.

Reliv reported a net loss of $315,000, or $0.17 per diluted share in the first nine months of 2017, compared to a net loss of $897,000 or $0.49 per diluted share in the same period of 2016. The loss from operations for the first nine months of 2017 was $325,000 compared to a loss from operations of $1.1 million in the same period in 2016. SGA expenses were reduced to $13.8 million for the first nine months of 2017 compared to $15.9 million in the same period in 2016. The reduction in 2017 SGA expenses is the result of the continuing impact of a cost reduction program that took place in mid-2016.

Reliv continues to build on the “Fit for Life” theme of our International Distributor Conference held in August. In order to fuel the momentum that has generated with its Fit3TM program, Reliv has launched a 90-day Fit for Life Challenge from October through December in which participants have a chance to win a trip for two to St. Louis for a Fit3 weekend retreat.

In addition to the product focus on Fit3, Reliv continues to improve its processes and tools related to building the customer and distributor ranks.   “We are simplifying our every approach and process to speed up activity in the field. Reliv is focused on three things: Recruiting, Onboarding and Retention,” said Ryan Montgomery, President. “To grow, we must improve our customer and distributor enrollment totals. From now through December, recruiting new customers and business builders is the number one focus and we’ve added a trip incentive for those who reach preset recruiting and volume goals. Upon enrollment, it is critical the new recruit is onboarded in an effective manner to give them the knowledge, tools and training necessary to be successful as a new distributor. From there, we strive to be leaders in customer and distributor retention, which derives from individual results with our products and business opportunity.”

In order to support activity on the local level, corporate and distributor leaders are conducting numerous special events throughout the U.S. during the trip challenge. To help meet the trip qualifications, the company has introduced free ground shipping for distributors attaining the Quick Start and Master Affiliate levels of business for a limited time.

Reliv had cash and cash equivalents of $2.5 million as of September 30, 2017, compared to $3.6 million as of December 31, 2016. Net cash used in operating activities was $593,000 in the first nine months of 2017.

As of September 30, 2017, Reliv had 34,490 distributors and preferred customers – a decrease of 14.7 percent from September 30, 2016 – of which 3,810 are Master Affiliate level and above. The number of Master Affiliates decreased by 28.4 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties. The decrease in the number of Master Affiliates in the U.S. and Canada was due in part to the increase in the business volume requirement for distributors to reach the Master Affiliate level. This change was effective February 1, 2016 as part of our revised compensation plan strategy and affected Master Affiliate requalifications during the first quarter of 2017.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, fitness and weight loss and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30	December 31
	2017	2016
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,465,411	$3,606,817
Accounts receivable, less allowances of $25,800 in 2017 and $26,700 in 2016	33,705	126,113
Accounts and note due from employees and distributors	138,684	139,931
Inventories	4,877,594	4,487,830
Other current assets	548,705	571,377

Total current assets	8,064,099	8,932,068

Other assets	7,592,582	7,679,357
Net property, plant and equipment	5,797,867	5,854,302

Total Assets	$21,454,548	$22,465,727

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$3,636,669	$4,234,305
Current portion of long-term debt	2,626,661	389,096
Long-term debt - noncurrent	-	2,518,341
Other noncurrent liabilities	432,389	409,813
Stockholders' equity	14,758,829	14,914,172

Total Liabilities and Stockholders' Equity	$21,454,548	$22,465,727

Consolidated Statements of Operations
	Three months ended September 30		Nine months ended September 30
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$8,385,999	$9,972,547	$29,479,924	$32,181,585
Handling & freight income	683,324	812,868	2,373,809	2,693,602

Net Sales	9,069,323	10,785,415	31,853,733	34,875,187

Costs and expenses:
Cost of products sold	1,949,670	2,214,633	7,113,647	7,729,508
Distributor royalties and commissions	3,199,596	3,799,791	11,252,922	12,345,171
Selling, general and administrative	4,253,675	4,737,305	13,811,814	15,887,901

Total Costs and Expenses	9,402,941	10,751,729	32,178,383	35,962,580

Income (loss) from operations	(333,618)	33,686	(324,650)	(1,087,393)

Other income (expense):
Interest income	25,277	26,199	76,630	80,689
Interest expense	(27,183)	(28,982)	(79,472)	(82,161)
Other income (expense)	(4,579)	41,575	40,517	226,519

Income (loss) before income taxes	(340,103)	72,478	(286,975)	(862,346)
Provision (benefit) for income taxes	(21,000)	(62,000)	28,000	35,000

Net income (loss)	$(319,103)	$134,478	$(314,975)	$(897,346)

Earnings (loss) per common share - Basic	$(0.17)	$0.07	$(0.17)	$(0.49)
Weighted average shares	1,845,000	1,846,000	1,845,000	1,846,000

Earnings (loss) per common share - Diluted	$(0.17)	$0.07	$(0.17)	$(0.49)
Weighted average shares	1,845,000	1,846,000	1,845,000	1,846,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended September 30,				Change from
	2017		2016		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$7,082	78.1%	$8,581	79.6%	$(1,499)	-17.5%
Australia/New Zealand	224	2.5%	242	2.2%	(18)	-7.4%
Canada	200	2.2%	250	2.3%	(50)	-20.0%
Mexico	105	1.2%	119	1.1%	(14)	-11.8%
Europe	891	9.8%	1,166	10.8%	(275)	-23.6%
Asia	567	6.2%	427	4.0%	140	32.8%

Consolidated Total	$9,069	100.0%	$10,785	100.0%	$(1,716)	-15.9%

Net sales by Market
(in thousands)	Nine months ended September 30,				Change from
	2017		2016		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$24,791	77.8%	$27,191	78.0%	$(2,400)	-8.8%
Australia/New Zealand	711	2.2%	825	2.4%	(114)	-13.8%
Canada	681	2.2%	799	2.3%	(118)	-14.8%
Mexico	352	1.1%	419	1.2%	(67)	-16.0%
Europe	3,399	10.7%	4,344	12.4%	(945)	-21.8%
Asia	1,920	6.0%	1,297	3.7%	623	48.0%

Consolidated Total	$31,854	100.0%	$34,875	100.0%	$(3,021)	-8.7%

The following table sets forth, as of September 30, 2017 and 2016, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.  In February 2016, we introduced a formal Preferred Customer program in the United States and Canada.  As a result, we are including Preferred Customers as part of our Active Distributor count.  Preferred Customer programs were previously in place in Europe and other foreign markets.   Preferred Customers represent approximately 5,010 and 4,720 of the Active Distributor count as of September 30, 2017 and 2016, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 9/30/2017		As of 9/30/2016		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	23,860	2,750	28,700	4,110	-16.9%	-33.1%
Australia/New Zealand	1,180	110	1,580	130	-25.3%	-15.4%
Canada	710	80	890	140	-20.2%	-42.9%
Mexico	730	60	1,010	90	-27.7%	-33.3%
Europe	3,940	440	5,230	520	-24.7%	-15.4%
Asia	4,070	370	3,040	330	33.9%	12.1%

Consolidated Total	34,490	3,810	40,450	5,320	-14.7%	-28.4%